Exhibit 10.36

LEASE AGREEMENT

This LEASE AGREEMENT (this "Lease”) is made and entered into as of December 20, 2016, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership ("Landlord"), and SUPPORT.COM, INC., a Delaware corporation ("Tenant").

RECITALS :

A.          Tenant (previously referred to as “SUPPORT.COM”) is currently the "Subtenant" under that certain Sublease dated [omitted on original). 2012 (the "Sublease"), by and between TYCO HEALTHCARE GROUP LP, a Delaware limited partnership (as successor-in-interest to FOXHOLLOW TECHNOLOGIES, INC., a Delaware corporation) ("Tyco"), as Sublandlord, and Tenant, as Subtenant. A copy of the Sublease is attached hereto as Exhibit A. Pursuant to the Sublease, Tenant leased that certain space consisting of approximately 21,620 rentable square feet of space (the "Sublease Premises") located on the second (2nd) floor of the building located at 900 Chesapeake Drive, Redwood City, California (the "Building").

B.          The Sublease was made under that certain Lease dated as of November 3, 2006 (the "Master Lease") between Landlord and Tyco, with respect to certain premises of which the Sublease Premises form a part.

C.           The Master Lease and Sublease are scheduled to expire on February 28, 2017. Landlord and Tenant desire that, immediately and continuously following such expiration, Tenant will continue to occupy and lease the Sublease Premises directly from Landlord on the terms and conditions of this Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Lease of Premises. Effective as of March          1, 2017, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Sublease Premises (hereinafter referred to as the “Premises”).

2.          Condition of Premises. Tenant acknowledges that Tenant has been occupying the Premises pursuant to the Sublease, and accordingly Tenant continues to accept the Premises in its presently existing, "as is" condition during the "Lease Term" (as defined in Section 4 below). Notwithstanding any contrary provision of the Sublease (or Master Lease, as applicable), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises under this Lease. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Property, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows; "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows; (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at

Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

3.           Terms of Lease. Tenant's lease of the Premises shall be on all of the terms and conditions of the Sublease (and Master Lease, as provided under Article 12 of the Sublease), as if Landlord were the Sublandlord and Tenant were the Subtenant thereunder, and as if the Premises were the Sublease Premises, except as otherwise provided in this Lease, and accordingly, the Sublease (and applicable terms of the Master Lease) is hereby incorporated herein by reference. In the event of any conflict between the terms contained in the Sublease (or Master Lease, as applicable) and this Lease, the terms of this Lease shall apply.

4.           Lease Term. The term of this Lease (the “Lease Term”) shall commence on March 1, 2017, and expire (unless sooner terminated as set forth in this Lease) on April 30, 2017. Notwithstanding anything in the contrary in the Sublease (or Master Lease, as applicable), Tenant’s requirement to surrender the Premises shall be extended until the expiration of the Lease Term.

5.           Base Rental. During the Lease Term, Tenant shall pay Base Rent to Landlord pursuant to the terms of the Sublease (and applicable terms of the Master Lease) in the amount of $86,480.00 per month.

6.           Additional Rent. Tenant shall continue to be obligated to pay Additional Rent attributable to the Premises during the Lease Term pursuant to Section 4.2 of the Sublease.

7.           No Options. Notwithstanding any contrary provision of the Sublease or Master Lease, Tenant shall have no option or right to extend or renew the Lease Term.

8.           Notices. Notwithstanding anything to the contrary set forth in the Lease, effective as of the date of this Lease, any Notices to Landlord or Tenant, as applicable, must be sent, transmitted, or delivered, as the case may be, to the following addresses;

To Landlord:	HCP LS Redwood City, LLC
c/o HCP, Inc.
1920 Main Street, Suite 1200
Irvine, CA 92614
Attention: Legal Department

and:

HCP Life Science Estates
950 Tower Lane, Suite 1650
Foster City, CA 94404
Attention: Jonathan M. Bergschneider

and

Allen Matkins Leek Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

To Tenant:	Support.com
900 Chesapeake Drive
Redwood City, California 94063

9.           Security Deposit. The terms of Section 15 of the Sublease shall not apply to this Lease.

10.         No Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits,

judgments, and costs and expenses          (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent. The terms of this Section 11 shall survive the expiration or earlier termination of this Lease.

IN WITNESS WHEREOF, this Lease has been executed as of the day and year first above written.

"LANDLORD”		"TENANT"

HCP LS REDWOOD CITY, LLC,		SLPPORT.COM, INC.,
a Delaware limited liability company		a Delaware corporation^

By:	/s/ Jonathan M. Bergschneider	By:	/s/ Rick Bloom
	Jonathan M. Bergschneider		Name:	Rick Bloom
	Executive Vice President		Its:	Interim CEO

		By:	/s/ Michelle Johnson
			Name:	Michelle Johnson
			Its:	VP, General Counsel

EXHIBIT A

SUBLEASE

[ATTACHED]

EXHIBIT A

SUBLEASE

THIS SUBLEASE (this “Sublease”) is entered into as of          ,2012 (the “Effective Date”) by and between TYCO HEALTHCARE GROUP LP, a Delaware limited partnership (“Sublandlord”), and SUPPORT.COM, a Delaware corporation (“Subtenant”).

WITNESSETH:

A.          Under that certain Lease dated as of November3, 2006(the “Prime Lease”) between HCP LS Redwood City, LLC (the “Prime Landlord”), as successor to Slough Redwood City, LLC, as landlord, and Sublandlord, as successor in interest to FoxHollow Technologies, Inc., as tenant, the Prime Landlord leased to Sublandlord certain premises described in the Prime Lease as the “Premises”, which premises are commonly known as 900 Chesapeake Drive. Redwood City, California (the “Prime Premises”).

B.          Under the terms and conditions of this Sublease, Subtenant desires to sub¬ sublease from Sublandlord a portion of the Prime Premises containing approximately 21,620 rentable square feet of space (the “Premises”) located on the second floor of the Prime Premises, which portion is more particularly shown on Exhibit A, attached hereto and incorporated herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used herein and not otherwise defined shall have the same meanings given to them in the Prime Lease.

ARTICLE 2
DEMISE: TERM

Section 2.1 Demise. Conditioned upon receipt by Sublandlord of Prime Landlord’s Consent (hereinafter defined) as required by Article 11 of the Prime Lease, Sublandlord hereby subleases and demises to Subtenant, and Subtenant hereby takes and subleases from Sublandlord, the Premises on the terms and conditions and subject to the provisions set forth herein.

Section 2.2 Commencement Date. The term          (the “Term”) of this Sublease shall commence on August 1.2012 (the “Commencement Date”).

Section 2.3 Expiration Date. Subject to the terms, covenants, or conditions of this Sublease, the Term shall end at 11:59 p.m. on February 18, 2017, provided that if the Prime Lease terminates or expires earlier, for any reason whatsoever, then this Sublease shall also terminate at such date and time. The date of expiration of this Sublease shall be referred to herein as the “Expiration Date.”

Section 2.4 Early Access. Upon the later of  (i) Sublandlord’s receipt of Prime Landlord’s Consent, or (ii) April 1, 2012, Sublandlord will provide Subtenant with access to the Premises for the purpose of installing cables, network equipment, and furniture and performing the Improvement Work (hereinafter defined) approved by Sublandlord under Article 5 of this Sublease. Subtenant has no right to conduct business or otherwise use the Premises during such early entry period. Subtenant’s access shall be subject to the following conditions: (1) Sublandlord is given prior written notice of any such entry, (2) Subtenant has delivered to Sublandlord evidence that the insurance required to be maintained by Subtenant under this Sublease has been obtained, and (3) Subtenant shall indemnify, defend, and hold Sublandlord harmless from any loss or damage to property or the Prime Premises, and any death or personal injury to any person or persons arising out of such entry into the Premises. Any work in the Premises shall be performed in accordance with Article 5 of this Sublease, Any early entry by Subtenant shall be on the terms of this Sublease, but no Rent shall accrue during the early entry period. Subtenant shall conduct its activities therein at its risk and expense. As used herein, “Improvement Work” means the construction of 3-6 private offices or conference rooms and a reception area in the Premises.

ARTICLE 3
CONDITION OF THE PREMISES; USE: ACCESS

Section 3.1 AS-IS Condition of Premises. Subtenant accepts the Premises “AS-IS” in its presently existing condition, and Sublandlord shall not be required to perform any demolition work, improvement work, or tenant-finish work therein or to provide any allowances therefor. Subtenant acknowledges that (a) it was given a full opportunity to inspect the Premises; (b) as of the Commencement Date, Subtenant has inspected the Premises; and (c) neither Sublandlord nor its agents or employees have made any representations or warranties regarding the Premises, the condition of the Premises, or the suitability or fitness of the Premises for the conduct of Subtenant’s business, or for any other purpose.

Section 3.2 Permitted Uses. To the extent permitted by the Prime Lease and under the terms and conditions of the Prime Lease, Subtenant shall use and occupy the Premises only for general office use, and for no other purpose whatsoever. Subtenant’s use is subject to receipt of all necessary approvals from the City of Redwood City and all other governmental agencies with jurisdiction. Subtenant shall not use or occupy or suffer or permit the use or occupancy of the Premises or any part thereof in any manner which, in Landlord’s or Sublandlord’s judgment, might adversely affect or interfere (i) with any services required to be furnished by Landlord, or (ii) with the proper and economical rendition of any such service or          (iii) with the use or enjoyment of any part of the Building by Landlord, Sublandlord, or any other tenant, subtenant or occupant. Subtenant shall comply with all laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste.

Section 3.3 Access. Either Sublandlord or a property management company hired by Sublandlord shall control access to the Premises and the Prime Premises by using a badging system or other program developed by Sublandlord. Subtenant shall cooperate with such system or program. In connection with such system, Sublandlord has the right to enter the Premises under the terms and conditions of Section 12.1 of the Prime Lease. Subtenant acknowledges that Sublandlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises. Subtenant hereby assumes all responsibility for the protection of Subtenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed.

Section 3.4 Server Room. Notwithstanding anything to the contrary contained herein, Sublandlord shall have an easement to enter and use that certain server room located within the Premises for the installation, maintenance, repair, replacement and vertical distribution of various types of cabling and wiring and any equipment that may be required in connection therewith from time to time during the Term. Subtenant shall permit Sublandlord, and Sublandlord's agents and contractors, access to such server room upon at least one (1) Business Days’ notice, except in the event of an emergency when no prior notice is necessary. In addition, Sublandlord has an easement to maintain in place the existing conduits, cabling, wiring, and equipment in the server room. Sublandlord shall use commercially reasonable efforts to minimize any interference with the Subtenant’s use and occupancy of the Premises by reason of the exercise of Sublandlord’s rights under this section.

Section 3.5 Hazardous Substances. It is acknowledged and agreed that Subtenant shall have no liability or responsibility to remediate the Premises (or to reimburse Sublandlord for the costs of the same) with respect to any hazardous substances (as defined in the Prime Lease) on, under, or in the Premises to the extent that any such hazardous substances are in existence in the Premises before the Commencement Date, except to the extent any inspection, clean-up, removal, or remediation results from or is required in connection with the Improvement Work or any alterations or work performed by Subtenant to the Premises.

ARTICLE 4
RENT

Section 4.1 Fixed Rent. Commencing upon the Commencement Date, Subtenant shall pay to Sublandlord, without notice, billing, demand, deduction, offset or abatement, in lawful money of the United States of America, fixed rent (“Fixed Rent’’) in the following amounts during the following period of time:

Time Period	Fixed Rent Per Square Foot of the Premises Per Month	Monthly Fixed Rent
August 1, 2012 - December 31, 2012	$1.09	$23,565.80
January 1, 2013 - June 30,2013	$1.55	$33,511.00
July 1,2013- June 30,2014	$1.60	$34,592.00
July 1,2014- June 30,2015	$1.65	$35,673.00
July 1,2015- June 30, 2016	$1.70	$36,754.00
July 1,2016- February 18, 2017	$1.75	$37,835.00

Fixed Rent shall be paid to the notice address for Sublandlord set forth in Section 14.1 of this Sublease, Fixed Rent is payable in equal monthly installments in the amount of the Monthly Fixed Rent for the applicable time period, and such amount is due in advance on or before the first day of each and every calendar month during the Term, provided, however, that 1 monthly installment of Fixed Rent (i.e.. Fixed Rent for December 2012) is due and payable on the Effective Date. If the Commencement Date is not the first day of a calendar month, then the first monthly installment of Fixed Rent shall be prorated based upon the number of days during the month from and after the Commencement Date until and including the last day of the calendar month in which the Commencement Date occurs. In addition, the monthly installment of Fixed Rent due for any partial month at the end of the Term shall be prorated based upon the number of days remaining in the month from and after the last day of the Term.

Notwithstanding anything above to the contrary, Fixed Rent shall be conditionally abated during the first four months of the Term. Commencing with the first day of the fifth month of the Term, Subtenant shall make Fixed Rent payments as otherwise provided herein. Notwithstanding such abatement of Fixed Rent all other sums due under this Sublease shall be payable as provided in this Sublease. This abatement of Fixed Rent is conditioned upon Subtenant’s full and timely performance of all of its obligations under the Sublease. If at any time during the Term a default by Subtenant occurs, and said default remains uncured beyond any applicable notice and cure period (and any extensions thereof), then the abatement of Fixed Rent provided for in this section shall immediately become void, and Subtenant shall promptly pay to Landlord, in addition to all other amounts due to Sublandlord under this Sublease, the full amount of all Fixed Rent herein abated.

Section 4.2 Additional Rent. Subtenant shall pay to Sublandlord additional rent (“Additional Rent”) consisting of all other sums of money as shall become due and payable by Subtenant hereunder (for default in the payment of which Sublandlord shall have the same remedies as for a default in the payment of Fixed Rent). If not otherwise specified in this Sublease, then Additional Rent shall be payable within 20 Business Days after delivery of an invoice from Sublandlord. Fixed Rent and Additional Rent are herein collectively called

“Rent.” There shall be no abatement of, deduction from, counterclaim or setoff against Rent, and the obligations of Subtenant with respect to any Additional Rent shall survive the expiration or any sooner termination of the Term. Subtenant shall pay to Sublandlord, as Additional Rent, any and all sums of money that are or may become payable by Sublandlord to Prime Landlord under the Prime Lease caused by the actions or omissions of Subtenant or any of Subtenant’s agents, employees, affiliates, contractors, invitees, subtenants, assignees, or anyone claiming by, through or under Subtenant (each, including Subtenant, a “Subtenant Party”) and any and all charges of Prime Landlord under the Prime Lease to the extent related to a request by Subtenant or caused by Subtenant’s failure to perform its obligations under this Sublease.

ARTICLE 5
ALTERATIONS

Section 5.1 Alterations. Subtenant acknowledges that notwithstanding anything to the contrary contained in the Prime Lease, including without limitation Section 7.1 thereof, Subtenant is not authorized to make or do any alterations, modifications or improvements in or to the Premises without first obtaining the written approval of Sublandlord, such consent not to be unreasonably withheld, and which may be conditioned upon, among other things, Subtenant’s agreement to remove any such alterations, modifications or improvements at Subtenant’s sole expense prior to the expiration or termination of the Term, unless Prime Landlord otherwise requires such alterations, modifications or improvements to remain.

Section 5.2 Sublandlord Costs. Subtenant shall reimburse Sublandlord for all out-of-pocket costs payable by Sublandlord with regard to reviewing any proposed alterations and all other reasonable out-of-pocket costs Sublandlord may incur in connection with reviewing Subtenant’s proposed alterations including, without limitation, engineer’s, architects, attorney’s and other consultants’ fees and costs.

ARTICLE 6
DAMAGE TO OR DESTRUCTION OF THE PREMISES

Section 6.1 Termination. If the Building or Premises are damaged by fire or other casualty and Sublandlord shall, pursuant to the terms of the Prime Lease, elect to terminate the Prime Lease, then this Sublease shall cease and terminate on the date of termination of the Prime Lease, and Rent shall be apportioned from the time of the damage. Otherwise, this Sublease shall remain in full force and effect. Sublandlord shall have no obligation hereunder to repair any portion of the Building or Premises, whether or not this Sublease shall be terminated, which obligation shall be Prime Landlord's to the extent required under the Prime Lease. If all or any part of the Premises is damaged and this Sublease is not terminated, then Subtenant shall (to the extent that Prime Landlord is not so obligated) promptly and with due diligence repair and restore any personal property, leasehold improvements, and alterations installed in the Premises.

ARTICLE 7
INSURANCE

Section 7.1 Required Coverage. Subtenant shall maintain, at its expense, for the Term, the insurance required to be obtained by Sublandlord as “Tenant” under the Prime Lease,

and such coverage shall meet or exceed the requirements for Sublandlord’s coverage under the Prime Lease including without limitation Sections 10.1(a) and (e) of the Prime Lease. Subtenant shall name Sublandlord, Prime Landlord, and designees of each as additional insureds. All such policies shall be issued by reputable insurance companies reasonably approved by Sublandlord and Prime Landlord, and such policies cannot be modified or cancelled without at least 30 days’ prior written notice to Sublandlord. On or before the earlier of the Commencement Date or the date of early access under Section 2.4 of this Sublease, Subtenant shall furnish to Sublandlord said policies or certificates thereof evidencing that the required coverage is being maintained, together with such evidence as Sublandlord shall deem reasonably satisfactory of the payment of premiums thereon.

ARTICLE 8
SUBTENANT’S INDEMNITY

Section 8.1 Subtenant’s Indemnity.    Subtenant shall indemnify, defend and hold harmless Sublandlord and its affiliates and their respective officers, directors and employees from and against any and all claims, suits, judgments, losses, costs, obligations, damages, expenses, and liabilities including, without limitation, reasonable attorneys’ fees and disbursements (collectively, “Claims’') in any way arising out of, relating to, or connected with (a) any breach, default or failure to perform on the part of a Subtenant Party under this Sublease,
 (b) any act or omission of a Subtenant Party that constitutes a default under the Prime Lease, (c) any negligence or willful misconduct of a Subtenant Party, (d) the use or occupancy of the Premises by a Subtenant Party, (e) any holdover by a Subtenant Party beyond the expiration of the Term, and (f) any actions taken by Sublandlord following Subtenant’s request of Sublandlord to take action pursuant to the terms hereof or the Prime Lease. The provisions of this section shall survive the expiration or earlier termination of this Sublease.

ARTICLE 9
SUBLEASE: ASSIGNMENT

Section 9.1 Prohibition. Subtenant shall not (a) assign this Sublease,          (b) permit this Sublease to be assigned by operation of law or otherwise, (c) sublease the Premises in whole or in part, (d) permit the Premises or any portion therein to be occupied by any person(s) other than Subtenant, or (e) pledge or encumber this Sublease, the term and estate hereby granted or the rentals hereunder (collectively, a “Transfer”) without first obtaining in each instance Prime Landlord’s consent and Sublandlord’s consent.

Section 9.2 Consent Conditions. If (i) Prime Landlord has consented to the proposed Transfer and (ii) Subtenant is not in default of any of Subtenant’s obligations under this Sublease beyond any applicable cure period, then Sublandlord’s consent (which must be in writing and in form reasonably satisfactory to Sublandlord) to the proposed Transfer shall not be unreasonably withheld, conditioned, or delayed.

Section 9.3 Permitted Transfer. Notwithstanding Section 9.1 above, Subtenant has the right to assign this Sublease without Sublandlord's consent to any entity that wholly owns Subtenant or is wholly owned by Subtenant, provided that Subtenant gives notice to Sublandlord at least 10 days before any such permitted transfer is effective.

Section 9.4 Miscellaneous Transfer Provisions. Subtenant shall be solely responsible for all costs required to be paid to Prime Landlord pursuant to the terms of the Lease in connection with the review, consideration, and documentation of any Transfer proposed by Subtenant hereunder. The acceptance of rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease or to be a consent to any Transfer. Consent to one Transfer shall not be deemed to constitute consent to any subsequent Transfer. Each Transfer shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Sublease. Notwithstanding anything herein to the contrary, Subtenant shall and will remain fully liable for the payment of Rent and for the performance of all the covenants, agreements, terms, provisions, and conditions contained in this Sublease on the part of Subtenant to be performed. Subtenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Subtenant or any person claiming through or under Subtenant shall or will be made except upon compliance with and subject to the provisions of this section. If Sublandlord shall decline to give its consent to any proposed Transfer in circumstances where it has been determined that Sublandlord had the right to do so under this Sublease, then Subtenant shall indemnify, defend and hold harmless Sublandlord against and from any and all loss, liability, damages, costs and expenses (including, but not limited to, reasonable counsel fees) resulting from any claims that may be made against Sublandlord by the proposed assignee or sublessee or by any brokers, finders or other persons claiming a commission, finder's fee or similar compensation in connection with the proposed Transfer. If this Sublease is assigned, or if the Premises or any part thereof is subleased or occupied by anybody other than Subtenant, Sublandlord may, after default by Subtenant beyond applicable notice and grace periods expressly provided for in this Sublease, collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to the Rent herein reserved, but no assignment, subleasing, occupancy or collection shall be deemed a waiver of the provisions of this Sublease, the acceptance of the assignee, subtenant or occupant as Subtenant, or a release of Subtenant from the further performance by Subtenant of covenants on the part of Subtenant contained in this Sublease.

Section 9.5 Excess Compensation. If Prime Landlord and Sublandlord approve a Transfer, then Subtenant shall pay to Sublandlord, immediately upon receipt thereof, 50% of the excess of (1) all compensation and rent received by Subtenant for a Transfer less the costs reasonably incurred by Subtenant with unaffiliated third parties in connection with such Transfer (i.e., brokerage commissions, sublease review and consent fees and tenant finish work) over (2) the Rent under this Sublease allocable to the portion of the Premises covered thereby.

ARTICLE 10
SURRENDER: HOLDOVER

Section 10.1 Surrender of Premises. Subtenant shall at Subtenant's sole expense and no later than the Expiration Date or earlier termination of this Sublease and subject to all of the terms of this Sublease and the Prime Lease, vacate and surrender the Premises to Sublandlord in the condition that Sublandlord is required to surrender the Premises to Prime Landlord under the Prime Lease (including without limitation items that Subtenant is permitted and elects to remove or is required to remove under the provisions of the Prime Lease). Notwithstanding the foregoing, in connection with the surrender of the Premises, Subtenant has no obligation to remove any alterations existing in the Premises and installed by Sublandlord before the Effective Date.

Section 10.2 Holdover by Subtenant. In addition to the holdover provisions set forth in the Prime Lease, Subtenant shall indemnify and hold harmless Sublandlord for, from, and against any and all liabilities, losses, obligations, damages (direct or indirect), penalties, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and other charges) that are paid, suffered or incurred by Sublandlord as a result of the failure of, or the delay by, Subtenant in so surrendering the Premises including, without limitation, all sums payable by Sublandlord to Prime Landlord, or other liabilities of Sublandlord to Prime Landlord under the Prime Lease resulting from such delay. Notwithstanding anything to the contrary contained in this Sublease, the acceptance of any rent paid by Subtenant shall not preclude Sublandlord from commencing and prosecuting a holdover or summary eviction proceeding.

ARTICLE 11
DEFAULT

Section 11.1 Default. Any act or omission by Subtenant that would constitute a breach or default by the Tenant under the Prime Lease shall constitute a default on the part of Subtenant hereunder. In addition, Subtenant shall be in default under this Sublease in the event: (i) Subtenant fails to pay any installment of Fixed Rent or Additional Rent or any other sum payable by it hereunder; or (ii) Subtenant fails to perform or violates any non-monetary covenant or condition set forth herein and such default or violation continues for 15 days after written notice thereof is delivered to Subtenant (or if such default is of a nature such that it is curable but cannot practicably be cured within 15 days, then, so long as Subtenant commences such cure within the initial 15 days and is diligently taking all steps necessary to effect such cure, Subtenant shall have additional time to effect such cure, not to exceed 30 days, unless such additional time will cause a default to extend past any applicable cure period under the Prime Lease, in which case the cure period under this Sublease shall be shortened to 2 days less than the cure period under the Prime Lease). In the event of any breach or default by Subtenant hereunder or under the Prime Lease, Sublandlord shall have each and all of the rights and remedies afforded Prime Landlord under the Prime Lease. In addition to such rights or remedies afforded to Prime Landlord under the Prime Lease, Sublandlord shall have the right, but not the obligation to cure any such breach or default by Subtenant (and enter upon the Premises in connection therewith if necessary), without being liable for damages, and Subtenant shall thereupon be obligated to reimburse Sublandlord immediately upon demand for all costs (including costs of settlements, defense, court costs and attorneys’ fees) that Sublandlord may incur in effecting the cure of such breach or default, plus interest thereon at the interest rate set forth in the Prime Lease.

Section 11.2 Right to Cure Subtenant’s Defaults. If Subtenant shall at any time fail to make any payment or perform any other obligation of Subtenant hereunder within the applicable cure period, if any, then Sublandlord shall have the right, but not the obligation, after 10 days’ notice to Subtenant, or without notice to Subtenant in the case of any emergency or to avoid a default under the Prime Lease, and without waiving or releasing Subtenant from any obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublandlord shall deem reasonably necessary, and in exercising any such right, to pay any reasonable and direct costs and expenses, employ attorneys, and incur and pay reasonable attorneys' fees. Subtenant shall pay to Sublandlord upon demand all sums so paid by Sublandlord and all reasonable and direct costs and expenses of Sublandlord in connection therewith.

ARTICLE 12
PRIME LEASE

Section 12.1 Incorporation of Prime Lease. Subtenant hereby acknowledges and agrees that it has received and reviewed a copy of the Prime Lease. Except as otherwise set forth below, and to the extent consistent with the provisions of this Sublease, the terms, provisions, covenants, and conditions of the Prime Lease are hereby incorporated by reference as if set forth at length herein on the following basis: Subtenant hereby assumes and agrees to perform all of the obligations of Sublandlord under the Prime Lease with respect to the Premises, accruing or payable during the Term in the manner and time required under the Prime Lease. The term “Landlord” therein shall refer to Sublandlord herein, its successors and assigns; the term “Tenant” therein shall refer to Subtenant herein, its permitted successors and assigns; the term “Premises” therein shall refer to the Premises; and the term “Lease" therein shall refer to this Sublease. Notwithstanding anything herein to the contrary, the following sections or articles of the Prime Lease are not incorporated: The term “Premises” as set forth in Section 1.1 (a) except to the extent that the same is applicable to the Premises under this Sublease, and the terms (and any related references) “Service Annex”, “Exterior Storage Area”, and “Emergency Generator Area”, Sections 2.1, 2.2, 2.3, 2.6, and 3.1 (except the first and last sentences of Section 3.1 (d), which are incorporated herein by reference), Article 5, Sections 7.2 (c), 8.1(b), 9.1, 9.6(c), 10.1 (b), 10.1(c), 10.1(d), 10.6, 11.1, 11.2(b), and 11.2(c), lines 8 through 18 of Section 15.1, Article 16, Sections 17.1, 17.15, 17.16, and 17.20, and Exhibit B, In addition, in the event of any conflict between the terms of the Prime Lease and this Sublease, then as between Sublandlord and Subtenant, the terms of this Sublease shall prevail. Any reference in the Prime Lease to the obligations assumed by Subtenant hereunder which accrue during the Term shall survive and extend beyond the termination of this Sublease. This Sublease is subject to the terms, covenants, agreements, provisions, and conditions of the Prime Lease; and the expiration or termination of the Prime Lease shall automatically cause a termination of this Sublease. If Sublandlord receives notice from Prime Landlord that (i) Sublandlord is in default under the Prime Lease and such default would give Prime Landlord the right, immediately or after the lapse of a period of time, to cancel or terminate the Prime Lease, or (ii) the Prime Lease is terminating, then in either event, Sublandlord shall, within three (3) Business Days of receipt of such notice, provide a copy of such notice to Subtenant.

Section 12.2 Landlord Right.          In any case where under the Prime Lease, Prime Landlord reserves or is granted any right, including, without limitation, the right to enter the Premises, said right shall inure to the benefit of Prime Landlord as well as Sublandlord with respect to the Premises.

Section 12.3 Consent. In any case where under the Prime Lease the consent or approval of Prime Landlord is required, the consent or approval of both Prime Landlord and Sublandlord shall be required. In determining whether to grant or withhold any consent or approval hereunder, Sublandlord may expressly condition the same upon the consent or approval of Prime

Landlord. If Subtenant requests the consent of Sublandlord under any provisions of this Sublease, then Subtenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Sublandlord for any and all reasonable costs and expenses incurred by Sublandlord in connection therewith, including, without limitation, reasonable attorneys' fees and amounts charged by Prime Landlord.

Section 12.4 Indemnification Under Prime Lease. As of the Effective Date, any provisions in the Prime Lease requiring indemnification by Sublandlord of Prime Landlord (and its partners, shareholders, officers, directors, affiliates, agents, employees and contractors) or releasing Prime Landlord from liability shall be deemed an indemnification or release, as applicable, running from Subtenant to both Prime Landlord and Sublandlord (and their partners, shareholders, officers, directors, affiliates, agents, employees and contractors). Each and every indemnification set forth in this Sublease, or incorporated into this Sublease from the Prime Lease, shall survive the expiration or earlier termination of the Term of this Sublease.

Section 12.5 Time Limits. Wherever there are time limits contained in the Prime Lease (i) calling or allowing for the service of notice by the Tenant thereunder, (ii) pertaining to events of default by the Tenant thereunder, or (iii) within which the Tenant thereunder must perform any act or observe any term, covenant or condition thereunder, the same shall be deemed amended for the purposes of this Sublease to provide for time limits of 3 days less and deadlines that are 3 days earlier than those provided for in the Prime Lease.

Section 12.6 Landlord Covenants. Representations and Warranties. Any covenant, representation, warranty, or other undertaking of Prime Landlord in the Prime Lease shall not be deemed to be made by, or otherwise constitute obligations of, Sublandlord under this Sublease. Sublandlord shall use commercially reasonable efforts to cause Prime Landlord to perform its obligations under the Prime Lease and to assist Subtenant, at Subtenant’s sole expense and without liability to Sublandlord, in seeking; (i) such services and rights from Prime Landlord; and (ii) Prime Landlord’s consent to any action for which the Prime Lease or this Sublease require Prime Landlord’s consent; provided such commercially reasonable efforts shall not require Sublandlord to incur any out-of-pocket expenses to cause Prime Landlord to perform its obligations under the Prime Lease unless Subtenant agrees in writing to pay, and does pay, such expenses as and when incurred.

Section 12,7 Subtenant Action. Subtenant shall not take any action or fail to take any action in connection with the Premises as a result of which Sublandlord would be in violation of any of the provisions of the Prime Lease, and Subtenant hereby agrees to defend, indemnify, and hold Sublandlord harmless from and against all loss, cost, liability, damage, and expense (including, but not limited to, reasonable attorneys’ fees and court costs) caused by or arising out of Subtenant’s action or inaction as a result of which Sublandlord is alleged and/or determined to be in violation of any of the provisions of the Prime Lease.

Section 12.8 Compliance with Prime Lease. So long as this Sublease is in effect and Subtenant is not in default under tins Sublease beyond any cure period expressly provided in this Sublease, Sublandlord shall comply with its obligations under the Prime Lease, the failure of which would reasonably be likely to result in Prime Landlord bringing an action to terminate the Prime Lease.

ARTICLE 13
BROKERAGE

Section 13.1 Representation and Indemnification. Subtenant represents that in the negotiation of this Sublease it has not dealt with any real estate broker or salesman other than Jones Lang LaSalle (“Subtenant’s Broker”) and CBRE, Inc. (collectively, the “Brokers”), and Subtenant shall indemnify Sublandlord and hold it harmless from any and all losses, damages and expenses arising out of any inaccuracy or alleged inaccuracy of such representation, including court costs and reasonable attorneys’ fees. Sublandlord shall have no liability for brokerage commissions arising out of a sublease or assignment by Subtenant, and Subtenant shall and does hereby indemnify Sublandlord and hold Sublandlord harmless from any and all liability for brokerage commissions arising out of any such sublease or assignment. Sublandlord represents that in the negotiation of this Sublease it has not dealt with any real estate broker or salesman other than the Brokers, and Sublandlord shall indemnify Subtenant and hold it harmless from any and all losses, damages, and expenses arising out of any inaccuracy or alleged inaccuracy of such representation, including court costs and reasonable attorneys’ fees. Sublandlord shall pay a commission to Subtenant’s Broker under a separate agreement.

ARTICLE 14
NOTICES

Section 14.1 Notices. Any notice, demand, consent,          approval, direction, agreement          or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

If to Sublandlord:

Covidien
15 Hampshire Street
Mansfield, Massachusetts 02048
Attn: Michael T. Cowhig, Jr.

With a copy to:
Husch Blackwell LLP
190 Carondelet Plaza, Suite 600
St. Louis, MO 63105
Attn: Melissa Smith-Groff, Esq.
If to Subtenant;

Support.com
900 Chesapeake Drive
Redwood City, CA Attn:
Shelly Schaffer

or to such changed address as a party hereto shall designate to the other parties hereto from time to time in writing. Notices shall be (i) personally delivered (including delivery by Federal Express, United Parcel Service or other comparable nation-wide overnight courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery (or first Business Day thereafter if delivered other than on a Business Day or after 5:00 p.m. Eastern Time to said offices); or (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the third day after the date of deposit in the U.S. Mail.

ARTICLE 15
SECURITY DEPOSIT

Section 15.1 Security Deposit. Simultaneously with Subtenant’s execution of this Sublease, Subtenant shall deliver to Sublandlord, as security for the faithful performance and observance by Subtenant of all of the terms, covenants, and conditions of this Sublease on Subtenant’s part to be performed and observed, a security deposit in the amount of $37,835.00. If Subtenant defaults with respect to any provision of this Sublease, including payment of the Rent, Sublandlord may use, apply, draw upon or retain all or any part of the Security Deposit to the extent necessary for the payment of any Rent, or to compensate Sublandlord for any other loss, cost or damage which Sublandlord may suffer by reason of Subtenant’s default. If any portion of the Security Deposit is so used, applied, or drawn upon, Subtenant shall, within 10 days after notice thereof, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount. Subtenant’s failure to do so shall be a breach of this Sublease. Sublandlord shall not, unless otherwise required by law, be required to keep the Security Deposit separate from its general funds, nor pay interest to Subtenant. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit or any balance thereof shall be returned to Subtenant (or to the last transferee of Subtenant's interest hereunder) after the expiration of the Term (or sooner termination of this Sublease) and upon Subtenant's vacation of the Premises in accordance with this Sublease. If the Sublease is assigned, then the Security Deposit shall be transferred to the assignee, and thereupon Sublandlord shall be discharged from further liability with respect thereto.

ARTICLE 16
FURNITURE

Section 16.1 Lease of Furniture. In consideration of the obligations of Subtenant under this Sublease, Sublandlord leases to Subtenant the items of furniture and furnishings described and/or identified on Exhibit C attached hereto (the “Furniture”). Subtenant agrees to accept the Furniture on the Commencement Date “as is, where is, with all faults”, and without representation or warranty of any kind, nature or description relative to the same, including representations concerning merchantability, fitness or fitness for a particular purpose, all of which are hereby expressly disclaimed by Sublandlord and waived by Subtenant. During the Term, Subtenant shall (x) insure the Furniture against loss or damage by fire or other casualty (and all of the provisions of this Sublease applicable to insurance required to be carried by Subtenant shall be applicable thereto) and (y) maintain the Furniture in at least as good a condition and working order as when delivered to Subtenant, subject to reasonable wear and tear and damage by fire or other casualty. Upon request by Sublandlord, Subtenant shall deliver to Sublandlord within 5 Business Days of such request, evidence that Subtenant is maintaining the insurance coverage with regard to the Furniture as required pursuant to this section.

Section 16.2 Transfer of Furniture. As of August 1, 2015 (the “Furniture Transfer Date”), and provided Subtenant is not in default under this Sublease, or at Sublandlord’s option following a termination of this Sublease before such date, Sublandlord shall be deemed to have transferred, conveyed, and delivered to Subtenant all of the Furniture then in the Premises in its “as is, where is condition, with all faults”, and without representation or warranty of any kind, nature or description relative to the same, including representations concerning merchantability, fitness or fitness for a particular purpose. Sublandlord and Subtenant hereby agree that little or no value will be attributable to the Furniture at the time of the transfer of the Furniture to Subtenant and that no part of the Fixed Rent payable by Subtenant hereunder will be attributable to the transfer of the Furniture by Sublandlord to Subtenant. Notwithstanding the foregoing, if sales tax is due to the City of Redwood City or State of California in connection with the transfer of the Furniture to Subtenant under this Sublease (“Sales Tax”), Subtenant hereby agrees to pay as and when due such amounts, and Subtenant further agrees to save, defend, indemnify and hold Sublandlord harmless from any obligation for any Sales Tax which may now or hereafter be imposed upon Sublandlord or Subtenant in connection with such transfer of the Furniture, including interest and penalties thereon, and any loss, liability, cost or expense that Sublandlord may incur by reason of Subtenant’s failure to pay the Sales Tax in a timely manner. The provisions of the preceding sentence shall survive the expiration or earlier termination of this Sublease. If this Sublease is terminated before the Furniture Transfer Date, as a result of a default by Subtenant, then Sublandlord shall retain ownership of the Furniture (unless Sublandlord elects to have transferred the Furniture to Subtenant as provided above) and Subtenant shall surrender the Furniture to Sublandlord in at least as good a condition and working order as when delivered to Subtenant, subject to reasonable wear and tear and damage by fire or other casualty.

ARTICLE 17
LANDLORD RIGHTS: LIMITATION OF OBLIGATIONS: APPROVAL

Section 17.1 Prime Landlord Rights. Subtenant acknowledges any rights specifically reserved by Prime Landlord under the Prime Lease; and Subtenant further acknowledges that its possession and use of the Premises is subject to such rights. Except as may be otherwise set forth herein, Subtenant hereby releases Sublandlord from all liability in connection with Prime Landlord’s exercise of such rights. Sublandlord shall not incur any liability whatsoever to Subtenant for any injury, inconvenience, incidental or consequential damages incurred or suffered by Subtenant as a result of the exercise by Prime Landlord of any of the rights reserved to Prime Landlord under the Prime Lease, nor shall such exercise constitute a constructive eviction or a default by Sublandlord hereunder. Subtenant’s obligations to pay Rent and any other charges due under this Sublease shall not be reduced or abated in the event that Prime Landlord fails to provide any service, to perform any maintenance or repairs, or to perform any other obligation of Prime Landlord under the Prime Lease. Notwithstanding anything herein to the contrary, to the extent Sublandlord is entitled to any abatement under the Prime Lease for interruption of any service affecting the Premises during the Term or otherwise under the Prime Lease, Subtenant shall be entitled to the same abatement of Rent on its behalf, but only to the extent that (i) such abatement is actually received by Sublandlord, and (ii) Subtenant is not in default hereunder beyond any applicable cure period expressly provided for in this Sublease.

Section 17.2 Obligations and Liability under Prime Lease. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease (as incorporated into this Sublease), Subtenant agrees that Sublandlord shall not be obligated to perform, and shall not be liable or responsible for the performance by or failure of performance by Prime Landlord, of any of its obligations under the Prime Lease or under law (including without limitation provide services; comply with any laws or requirements of governmental authorities for the maintenance or operation of the Premises; provide any reimbursements, credits, rebates allowance or other concession or pay any costs; maintain, repair, restore, alter, service or insure the Premises (including without limitation any obligations to rebuild, repair or restore the Premises)); and Subtenant shall have no claim against Sublandlord for any default of the Prime Landlord. Sublandlord does not warrant that any of the services referred to in this Sublease, or any other services that Prime Landlord may supply, will be . free from interruption, and Subtenant acknowledges that any such services may become unavailable or be suspended by reason of accident, repairs, inspections, alterations or improvements, or by delays beyond a party’s reasonable control, including without limitation, governmental restrictions or regulations, order of civil or military authority, governmental preemption, strikes, labor disputes, lock-outs, shortage of labor or materials, default of any building or construction contractor. Acts of God., fire, earthquake, floods, explosions, actions of the elements, extreme weather conditions, enemy action, civil commotion, riot or insurrection, fire or other unavoidable casualty.

ARTICLE 18
EFFECTIVENESS: RECOGNITION AGREEMENT

Section 18.1 Consent. This Sublease is expressly conditioned upon Prime Landlord’s written consent thereto (the “Consent”), and this Sublease shall not take effect unless and until the Consent has been obtained. Promptly following delivery of an executed original of this Sublease by Subtenant to Sublandlord, Sublandlord will request the Consent. In connection with requesting such Consent, Sublandlord shall (i) have no liability to Subtenant in the event that Prime Landlord does not give the Consent, and (ii) not be required to pay any consideration to Prime Landlord in order to obtain such Consent in excess of fees and reimbursements expressly provided for in the Prime Lease (such excess, the “Additional Compensation”), or to commence a legal proceeding against Prime Landlord. If Prime Landlord requests or requires to be paid Additional Compensation in order to obtain such Consent, and Sublandlord elects not to pay the same, then Sublandlord shall notify Subtenant, and Subtenant shall have the right (but not the obligation) to pay such Additional Compensation within 10 days after Sublandlord’s notice to Subtenant that Sublandlord has elected not to pay the same. Subtenant shall furnish all reasonably requested information and documentation requested by Prime Landlord under the Prime Lease in evaluating the request for the Consent.

Section 18.2 Termination. If the Consent is not obtained within forty five (45) days after the Effective Date, then either party may terminate this Sublease upon written notice at any time prior to Sublandlord obtaining the Consent.

ARTICLE 19
SIGNAGE

Section 19.1 Signage. Notwithstanding anything to the contrary contained in Section 7.5 of the Prime Lease, Subtenant’s right to signage within the Building shall be limited to having its name included on the Building monument sign, as well as on any internal directory signs located within the Building, all at Subtenant’s sole cost and expense. All such signage shall be subject to the requirements of the Prime Lease and Prime Landlord’s approval rights thereunder.

ARTICLE 20
PARKING

Section 20.1 Parking. Subtenant shall be entitled to the non-exclusive and non-reserved use of three (3) automobile parking stalls per 1,000 rentable square feet of space in the Premises. Sublandlord reserves all rights with respect to any designated visitor parking spots described in Section 17.20 of the Prime Lease.

ARTICLE 21
MISCELLANEOUS

Section 21.1 No Recording. Subtenant shall not record this Sublease or any memorandum of this Sublease without the prior written consent of Sublandlord, which consent may be withheld or denied in the sole and absolute discretion of Sublandlord, and any recordation by Subtenant shall be a material breach of this Sublease. Subtenant grants to Sublandlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Sublandlord.

Section 21.2 Waiver of Right to Jury Trial. Sublandlord and Subtenant hereby mutually waive, to the extent permitted by law, the right to a jury trial in any action or legal proceeding between the parties arising out of this Sublease or Subtenant’s occupancy of the Premises.

Section 21.3 Integration: Successors and Assigns, etc. This Sublease (including the exhibits hereto which are hereby made a part hereof) contains the entire agreement between the parties, and any agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. This Sublease shall bind and inure to the benefit of the parties hereto and their respective successors and their respective assigns.

Section 21.4 Time of Essence. Time is of essence in respect of each and every term, covenant and condition of this Sublease.

Section 21.5 Severability. If any of the provisions of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

Section 21.6 Business Days Definition. Any reference to “Business Days” means all days except Saturdays, Sundays, and the days on which banking institutions in Redwood City, California are authorized or obligated under law to be closed.

Section 21.7 Representations and Warranties of Subtenant. Subtenant hereby represents and warrants to Sublandlord that (i) each person signing this Sublease on behalf of Subtenant is duly authorized to execute and deliver this Sublease on behalf of Subtenant; and (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the relevant organizational documents of Subtenant.

Section 21.8 Representations and Warranties of Sublandlord. Sublandlord hereby represents and warrants to Subtenant that (i) each person signing this Sublease on behalf of Sublandlord is duly authorized to execute and deliver this Sublease on behalf of Sublandlord; (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the relevant organizational documents of Sublandlord; (iii) the Prime Lease is in full force and effect; and (iv) Sublandlord has not caused any of the circumstances described in Section 14 of the Prime Lease to occur and remain uncured.

Section 21.9 Counterparts.          This Sublease may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. The exchange of signature pages by facsimile or portable document format (.pdf) transmission shall constitute effective delivery of such signature pages and may be used in lieu of the original signature pages for all purposes.

Section 21.10      Recitals. The recitals set forth at the beginning of this Sublease are incorporated into this Sublease by reference as if fully set forth herein.

[Remainder of Page Intentionally Blank; Signatures Appear on Next Two Pages]

IN WITNESS WHEREOF Sublandlord has duly executed this Sublease as of the day and year first above written.

SUBLANDLORD:

TYCO HEALTHCARE GROUP LP

By:	/s/ Charles Dockendorff
Name:	Charles Dockendorff
Title;	Vice President

IN WITNESS WHEREOF Subtenant has duly executed this Sublease as of the day and year first above written,

SUBTENANT:

SUPPORT.COM

By:	/s/ Josh Pickus
Name:	Josh Pickus
Title;	President & CEO

EXHIBIT A

Premises

EXHIBIT B

Prime Lease

[See Attached]

EXHIBIT C

Furniture

•	Desks: 118

•	Chairs: 150

•	2 drawer file cabinets: 114

•	3 drawer file cabinets: 108

•	Upright cabinet: 101

•	36" x 32" 2 door cabinet: 17

•	Small rectangle red table: 82

•	36" x 48" 3 shelf bookcase: 26

•	Small round table: 7

•	White 4 drawer lateral file: 3

•	HON 4 drawer lateral file: 2

•	36" x 48" 2 door Fire King cabinet: 1

•	Black 4 drawer lateral file; 1

•	Schwab 5000 4 drawer lateral file: 1

•	Gray 5 drawer lateral file: 1

•	HON drawer lateral file: 1

•	Green 2 door 36" x 48" cabinet; 1

•	5' x 8' oval conference table: 1

•	2'x 6'rectangle table: 3

•	32" x 6' rolling white/ bulletin board: 1